Q2 2022 Shareholder Letter

Dear Shareholders Building on the strong results of the first quarter of 2022, Upwork forged ahead on innovating, evangelizing, and scaling the world’s work marketplace, growing revenue 26% year-over-year to $156.9 million in the second quarter. We continued to focus on product innovation and saw outstanding results in the form of higher customer satisfaction scores, faster time-to-hire, and strong client reengagement rates from our latest innovative feature in the Project Catalog™ area, Consultations. This is a one-click option for clients to book time with talent for both general advice and guidance on important project decisions. Its early success is leading us to expand the pilot from four categories to all 90-plus categories in the third quarter of 2022. Product enhancements in the quarter also included the introduction of Project Catalog Project Tiers, which enable talent to structure their services in a way that helps clients more easily understand and match their needs to preset project scopes. Finally, we also advanced the Virtual Talent Bench™ (VTB) experience to enhance the ways clients can find, organize, and mobilize the expertise they need. Our continued success with larger customers and our focus on building brand awareness across the market was evident in our sales and marketing performance in the second quarter. Enterprise Revenue increased 45% year-over-year to $12.3 million, and the number of clients that spent $1 million or more in the trailing 12 months continued to increase significantly year-over-year. Our sales team achieved their deals-per-rep productivity targets, and we have maintained our pace for achieving our sales hiring plan to double the Land team by the end of this year. We continued to invest in building Upwork as the household name in our space, investing with discipline and a focus on measurability in brand awareness. Many large, recognizable companies such as Asurion, Fanatics, Newsweek, Payoneer, Pearson, and ServiceNow signed on as new Enterprise plan customers in the second quarter, turning to Upwork as a high-trust, high-quality destination for remote work and specialized talent at scale in an increasingly low-trust, fragmented, volatile world. We help clients like these respond to and prepare for economic headwinds, ensuring that organizations’ growth, digital transformation, and talent innovation initiatives can progress undeterred. The success of our new Client Marketplace Plan, announced late in the first quarter of 2022 and implemented in the second quarter, was also on display during the quarter. This plan gives all self-service clients more features for a flat service fee while simplifying their experience, reducing friction, and providing them more value. Many clients have already derived additional benefits from the new plan via access to premium talent, advanced talent searches, utilization of activity codes, and more robust reporting capabilities. A vibrant, inclusive online community is a critical component of what makes Upwork distinctive. We are committed to ensuring our community has the full range of resources to enable talent and clients to innovate their careers and their work to unlock their full potential. In service of this, we launched Upwork Academy alongside improvements to our community to support the hundreds of thousands of actively earning talent on the platform. We have seen high levels of engagement on both Upwork Academy and community pages, with over 1,200 course completions on Academy in the first month and community page views almost 50% higher than the previous month. © 2022 Upwork Inc. 2

Upwork’s values are a key attraction point for our customers on both sides of our work marketplace. This is exemplified by our role as a trusted advisor in helping clients achieve their objectives with new talent from other regions following our decision to suspend operations in Russia and Belarus, where we announced that contracts with talent or clients in those countries would be required to wind down by May 1, 2022. Since then, we have seen many global customers working with Russian and Belarussian talent who have relocated to outside of the region as well as with alternative talent they have found through our work marketplace. With respect to business activity in Ukraine, we continued to see strong performance during the second quarter. Gross Services Volume (GSV) was above 90% of pre-invasion levels, once again demonstrating the resilience of professionals from Ukraine as well as the key strengths of our platform. Overall, we estimate the loss of revenue directly attributable to the war was approximately $4 million in the second quarter, and we expect the impact to revenue in each subsequent quarter of 2022 will be slightly less than the impact seen in the second quarter. As we look to the future, Upwork, alongside our customers, partners, and investors, faces macroeconomic conditions that are difficult to predict. While there are risks that a slowing economy puts downward pressure on some parts of our business, we also see this as a catalytic moment for leaders to reevaluate the old ways of working and operating as well as to widen their consideration of more innovative solutions, and for Upwork to capture a greater share of the market. Our business model remains durable, and we are confident that our value proposition of delivering highly skilled, diverse talent from over 180 countries more effectively, affordably, and quickly than alternatives, as well as of enabling clients to have greater flexibility with their cost structure, will continue to resonate even in a recessionary environment. The opportunity ahead of Upwork is massive, regardless of near-term economic conditions. In fact, business continuity, talent transformation, a flexible cost base, and cost savings will likely become even more critical in the quarters ahead. We remain focused Supporting Our Customers from Ukraine In addition to our first-quarter 2022 measures to support our team members, customers, and the broader community in Ukraine, Upwork recently announced a new initiative, Opportunity Unlimited. This program was created with the Tent Partnership for Refugees with the aim to connect tens of thousands of professionals displaced from Ukraine with skilled remote work opportunities. Upwork launched Opportunity Unlimited with initial hiring partners—and Enterprise clients—Bloomberg, Genpact, and Sutherland as well as operational partners Payoneer, the United Nations International Organization for Migration, and several NGOs including HIAS, Humans in the Loop, Na’amal, Techfugees, and Upwardly Global. Opportunity Unlimited establishes a framework for how more organizations can integrate displaced independent professionals from around the world into their operations at scale. Earlier in the second quarter, Upwork also donated $100,000 in talent credits to Airbnb.org, so that highly skilled professionals on Upwork can power efforts to facilitate temporary housing for evacuees, relief workers, refugees, and asylum seekers in times of crisis around the world—including for up to 100,000 refugees fleeing Ukraine. © 2022 Upwork Inc. 3 on delivering enduring growth fueled by investments in initiatives with strong economics in every aspect of our business, from core product innovation to building our sales muscle to brand and performance marketing. Upwork is the leading digital platform that clients trust to deliver the talent they need with the exact skills to get work done and is the home that talent trusts to champion them in innovating their careers while bringing them exceptional work opportunities. There is vast potential to unlock on both sides of the world’s work marketplace, and we’ve only just begun. © 2022 Upwork Inc. 4

Q2’22 Business Highlights Innovating the Work Marketplace In the second quarter we continued to innovate the work marketplace and execute against our three-pronged product strategy of: 1) making it easy for clients and talent to get started on the Upwork platform, 2) ensuring they have a delightful experience when completing their first job, and 3) establishing Upwork as the place clients and talent come back to again and again for work. First, Consultations, which we launched in the first quarter of 2022, is a great example of an initiative aimed at helping clients get started on the platform. Leveraging the Project Catalog infrastructure, Consultations enables clients to quickly and easily book paid sessions with talent to get expert advice before engaging in a larger project. We built this feature based on customer insights from the first version of Catalog, and feedback on this feature has been extremely positive. Clients using Consultations are averaging a time-to-hire of just 1.5 days, 50% lower than on the Talent Marketplace. Moreover, the percentage of clients using Consultations that return within 30 days with another job is approximately 50% higher than on the Talent Marketplace. In the third quarter, we will extend Consultations to be available across all 90-plus categories, and we will launch improvements to contract extensions that will enable clients to continue to a new contract to take action on the recommendations from their consultation. These enhancements are driving seamless workflows for customers that foster trustworthy relationships between clients, talent, and Upwork, ultimately unlocking project spend. Second, we introduced Project Tiers as part of Project Catalog. This gives talent the ability to add a custom title or description to each “tier” of service they offer, Career Innovator: Ross Jenkins “I was working as the head of marketing at a company when it was purchased by another organization that changed my arrangement, and I ended up making less than what I used to make,” said Ross Jenkins, an Expert-Vetted digital marketing expert and founder of DigitalME, one of the top marketing agencies on Upwork. Jenkins turned to Upwork in search of new opportunities that would provide him with more financial security. “Within one month of working on the platform, I saw the potential it had to provide me with a more lucrative and more stable income.” Fast-forward to today, and Jenkins has earned more than a half-million dollars on the platform in just three years and is making more than he ever made working in-house. “By growing my freelance practice into an agency, I’ve been able to hire other professionals with similar but different skill sets—including a game developer, a scriptwriter, and a graphic designer—as a way to expand upon the skills I’m able to offer. It’s enabled me to grow quickly and to connect with other top professionals, which I find both rewarding and inspiring. And best of all, it’s helped me help my clients and has made me an ongoing trusted partner to the organizations I work with.” © 2022 Upwork Inc. 5 which enables clients to quickly understand the scope of work deliverables. Ultimately this helps clients and talent align faster, reducing the need to message each other back and forth. Example of Project Tiers on mobile Third, we continued to innovate the Virtual Talent Bench, which makes relationship-building a feature of Upwork and a core part of the client experience by allowing clients to create and share lists of talent with registered and unregistered users. In the second quarter we empowered users to share their VTB lists via social media. This feature enables new clients to benefit from a swift and polished introduction to their next freelance partner and helps high-performing talent benefit from existing client referrals, encouraging both sides of the marketplace to use Upwork more easily. Fourth, we revamped our pricing structure to make more product features available to all marketplace clients. Our objective with this pricing change was to reduce friction for clients as they get started and help them find success on the platform as quickly as possible. Now, from the moment each client begins Career Innovator: Abigail Baker “Someone once told me that I’d never make it on my own as a business owner. Today I’m making six figures,” said Abigail Baker, DEI consultant and strategist. “At this point in my career, work is more of a celebration and very much a culmination of my experiences, which fuel my work. “When I left my full-time job, I set out to bring my voice to boardrooms and corner offices that didn’t have representation. But I wasn’t getting the exposure I needed through my existing network and channels. When I turned to Upwork, all of a sudden I had CEOs and leaders at Fortune 50 companies asking me for my advice. It’s been an amazing experience and has given me opportunities that I just didn’t get anywhere else or on any other platform,” Baker said. “It’s such an exciting time right now to be an independent professional. I have the power and I have the tools to take what I care about and to stand it up into something that makes the world a better place and that creates generational wealth for me and my family,” Baker said. “Upwork has given me the scaffolding I needed to grow and innovate my career in the way I’ve always wanted.” © 2022 Upwork Inc. 6 their journey on Upwork, they have access to premium talent, advanced talent searches, activity codes, and a broader range of reporting tools. As a result, the adoption of these tools rose dramatically in the previous quarter. Clients are now given visibility into the Rising Talent, Top Rated, and Top Rated Plus talent pools, so all customers can more easily identify premium talent from the moment they set up a profile. Additionally, all Upwork clients can now access detailed reports so they can gain insights, better manage talent programs and contracts, and scale up hiring with ease. To date, this pricing and packaging change has also delivered strong economics, yielding our highest marketplace take rate and gross margin since becoming a public company, with no material reduction in client retention.

And last, we continued to innovate our paid promotional products in the second quarter. In the second quarter we launched My Stats, which provides talent details on the visibility of their profiles and the projects they bid on.


Analytics
BETA
Only you can see this
Show me
Proposals
Last 30 days
Proposals
updated today at 10:10 am PST
Sent
20
Viewed
10
Interviewed
8
Hired
5
20 total proposals
Sent in the last 30 days
since previous 30 days
Organic proposal
Boosted proposal
32 Connects spent on boosting proposals
Increase your odds of getting hired by boosting your next proposal. Learn more
Why are my proposal views greater than my sent proposals?

Example of talent's My Stats page

Talent can now view and analyze engagement data in order to fine-tune their profiles and outreach strategies. This feature complements our nonpaid educational programs to help talent find success and keep coming back again and again, leading to a strong and loyal network of high-quality talent on the Upwork platform. Boosted Proposals is also proving to be a big hit as the number of talent using this feature is up significantly, and it has been shown to increase the chances of being hired by over 40%

Workplace Innovator: Spiceology

"When Spiceology hired me they had a small marketing team but a really strong brand concept," said Jeanne Ryan, vice president of marketing at Spiceology, a Washington-based spice company that's been on the Inc. 5000 list of America's fastest-growing private companies for three consecutive years. "At the time, we were primarily focused on expanding our foodservice business. But by March, once COVID restrictions hit, we rapidly pivoted to focus most of our marketing budget to support folks cooking at home."

Part of Spiceology's product strategy is to work with great tastemakers to bring their unique flavors to life through spice-blend collaborations. When given the opportunity to work with grill great Kita Roberts (aka Girl Carnivore), Ryan and team found themselves needing a unique creative skill to support the collaboration's packaging approach: superhero comic-book illustration. "Our internal designers tried to hit the style Kita was looking for, but after a couple of attempts, it became apparent we didn't have the luxury of time on our side.

"I turned to Upwork, a move I frequently make when I'm looking for a specific skill set to augment my internal team. From posting the job to completion, it took less than 24 hours to have three amazing illustrations. That experience was the key to bringing the product to life, and it was due to the fact that we found an artist who could emulate and do exactly what was needed quickly and on budget.

"Upwork provided an efficient and cost-effective way for us to do this for our collaboration. Upwork puts power into your hands to find the right partner and, at the same time, allows people throughout the world to work on really great projects that lead to a product you can buy off a shelf."

© 2022 Upwork Inc.
7

Evangelizing the Work Marketplace During the second quarter of 2022, we continued to take important steps in building a robust foundation for turning Upwork into a world-renowned brand. In late April we launched a Mother’s Day campaign, “#MotherhoodWorks,” alongside our already in-market “Perfect Fit” campaign. Research shows that the pandemic pushed nearly 12 million women out of the workforce, at a time when companies continued to face a chronic talent shortage. This campaign—made by moms, for moms and those who hire moms—honored working moms and the skills that make them outstanding leaders, highlighted the urgent need to bring working mothers back into the workforce, and demonstrated how skilled freelancing can provide a flexible, lucrative career path and unlock the potential of these career innovators. It ran in the U.S. across multiple channels throughout May and had extremely high social engagement, showcasing the power of our brand when we show up with relevant messaging in key cultural moments. We invested approximately $21 million in brand marketing during the second quarter, and as we shift into the second half of 2022 we continue to expect to invest approximately $80 million in brand marketing this year as planned. To help us measure the efficacy of our investments, we selected UM, the global media agency network of IPG Mediabrands, as our media agency of record in the U.S. UM will take on all brand media strategy, planning, and buying. Through this partnership with UM, we will be able to unlock significant purchasing power, ensuring our brand advertising investments work harder in the market. We also partnered with Ipsos, a global leader in market research, to optimize our brand tracking processes. Both of these partnerships signal the continued commitment to fiscal responsibility around our brand awareness strategy and highlight the framework being put in place to measure our brand health. Workplace Innovator: Riot Games Riot Games, an acclaimed Los Angeles-based game development company and Enterprise client, joined Upwork in July 2020 when it found that its enterprise IT team could efficiently augment its staff’s capabilities by hiring business development professionals on demand. Since then, it has expanded its hiring to include global UX/UI and gaming asset designers for some of the world’s most successful games, including League of Legends, one of the most-played PC games in the world and a key driver of the prodigious growth of esports. “Our organization is more agile; our team has access to additional resources, making their jobs easier; and simply put, our product outcomes are better—all thanks to Upwork,” said Kemal Uysal, head of business development and operations for Riot Games. © 2022 Upwork Inc. 8

Scaling the Work Marketplace The sales team performed strongly, both on the Land and the Expand sides of the team. We remain on track to achieve our goal of doubling the Land team by the end of the year. Our Land team signed a record 36 new Enterprise Clients during the second quarter of 2022, which was up 24% year-over-year and 13% quarter-over-quarter. We exceeded our per-rep productivity targets for our ramped reps, and the newly hired reps are performing well. The Expand team also drove significant results during the quarter, with Enterprise Revenue growing 45% year-over-year, to $12.3 million in the second quarter of 2022; in addition, the number of clients that spent $1 million or more in the trailing 12 months grew significantly year-over-year. Welcome: New Enterprise Clients In the second quarter, Upwork welcomed new Enterprise clients, including Asurion, a global technology services company with 22,000 employees. Asurion provides insurance for smartphones, tablets, and consumer electronics for more than 350 million customers in 52 countries. Asurion’s Singapore team came to Upwork as it had been experiencing challenges finding quality talent in the Asia-Pacific region and needed help in adding more agility to its hiring process and core teams, which were experiencing increased workloads. Its goal is to roll out Upwork not only in Singapore but also across other offices throughout the U.S., Canada, Europe, and Asia-Pacific. We are equally excited to welcome all 36 of our new Enterprise Clients from the second quarter of 2022, some of which include: © 2022 Upwork Inc. 9

Q2’22 Enterprise Sales Performance Enterprise Revenue Enterprise Revenue grew 45% year-over-year to $12.3 million in the second quarter of 2022. We define Enterprise Revenue as revenue from our Upwork Enterprise offering, including all related client fees, subscriptions, and talent service fees. New Enterprise Clients We signed a record 36 new Enterprise Clients in the second quarter of 2022, an increase of 24% year-over-year and 13% quarter-over-quarter. We define an Enterprise Client as a client that has entered into a contract for its use of our Upwork Enterprise offering. © 2022 Upwork Inc. 10

Q2’22 Financial Results Gross Services Volume (GSV) GSV in the second quarter of 2022 was just over $1 billion, with continued strong year-over-year growth of 19%. GSV represents the total amount that clients spend on both our marketplace offerings and our managed services offering as well as additional fees we charge to talent for other services. Active Clients Active Clients, defined as those clients that had spend activity during the 12 months preceding the date of measurement, increased 11% year-over-year. We ended the second quarter of 2022 with approximately 807,000 Active Clients. We are continuing to witness a paradigm shift in how work is done, and with this we are seeing more clients finding value at scale on our work marketplace. This is evident in the growth of our highest-spending client segments, including those that have spent over $100,000 per year in the trailing 12 months growing 38% in the second quarter of 2022. The number of clients that have spent over $1 million per year in the trailing 12 months also grew significantly year-over-year. We expect to see the year-over-year growth rate of total Active Clients to decrease through the second half of 2022. © 2022 Upwork Inc. 11

GSV per Active Client GSV per Active Client increased 16% year-over-year to $4,874. We continue to see growth of GSV per Active Client as more-tenured clients continue to expand their spend and the large number of clients acquired in the past year begin to mature into higher-value clients. Take Rate Our overall take rate in the second quarter of 2022 was 15.0%, up from 14.1% in the previous quarter and from 14.2% in the second quarter of 2021. This was primarily driven by the implementation of our new Client Marketplace Plan. Marketplace take rate for the second quarter of 2022 was 14.0%, up from 13.1% the previous quarter and from 13.2% in the second quarter in the prior year. This is the highest level the marketplace take rate has been since Upwork became a public company. Marketplace take rate measures the correlation between marketplace revenue and marketplace GSV and is calculated by dividing marketplace revenue by marketplace GSV. The increase from the previous quarter was primarily driven by the implementation of our new Client Marketplace Plan, the growth of revenue from our Enterprise Clients, and an increase in revenue from Connects due to the new promotional products. © 2022 Upwork Inc. 12

Revenue Total revenue grew 26% year-over-year to $156.9 million in the second quarter of 2022. Marketplace revenue for the second quarter of 2022 was $144.3 million, reflecting a year-over-year increase of 26%. Marketplace revenue consists of revenue derived from our marketplace offerings. Our marketplace offerings include offerings other than our managed services offering, such as our Client Marketplace Plan, Upwork Enterprise, Project Catalog, and Talent Scout, among others. We generate marketplace revenue from both talent and clients. Managed services revenue grew 29% year-over-year to $12.6 million for the second quarter of 2022. While our clients can no longer work with talent on Upwork who are residing in Russia and Belarus, clients that had at least some portion of spend with talent in those countries before the war in Ukraine continued to spend, on average, more than 80% of what they had spent on Upwork globally preceding the conflict. For context, total spend from these clients as a percentage of total GSV on the platform was less than 20%. Additionally, in the second quarter, average weekly GSV from contracts with talent that relocated outside of Russia and Belarus represented approximately 40% of the GSV from contracts with all talent in Russia and Belarus prior to the war, with the majority of the GSV being with the same clients. © 2022 Upwork Inc. 13

Gross Profit and Margin GAAP gross profit was $116.0 million for the second quarter of 2022, or 74% of revenue, compared with 73% of revenue in the prior quarter and 73% of revenue in the year prior. Our gross margin in the second quarter of 2022 was the highest it has been since we became a public company and was driven by the implementation of our new Client Marketplace Plan. Non-GAAP gross profit was $116.4 million, or 74% of revenue, in the second quarter of 2022, compared with 73% of revenue in the prior quarter and 74% of revenue in the second quarter of 2021. OPEX GAAP operating expenses for the second quarter of 2022 were $139.1 million, representing 89% of revenue, compared with 87% in the prior year, with R&D remaining flat at 23%, sales and marketing increasing from 37% to 40%, G&A decreasing from 26% to 21%, and transaction losses increasing from 1% to 4% of total revenue in the second quarter of 2022. Non-GAAP operating expenses for the second quarter of 2022 were $120.3 million, representing 77% of revenue, compared with 70% in the prior year, with R&D remaining flat at 19%, sales and marketing increasing from 36% to 39%, G&A increasing from 14% to 15%, and transaction losses increasing from 1% to 4% of total revenue in the second quarter of 2022. The year-over-year increase in transaction losses was primarily due to increased instances of fraud and higher chargeback losses. We are closely monitoring the situation and putting a number of additional measures in place to decrease transaction losses going forward, including increasing fraud detection efforts and resources as well as integrating with an industry-leading third-party fraud detection vendor. © 2022 Upwork Inc. 14

Net Income (Loss) GAAP net loss was $(23.8) million in the second quarter of 2022 compared with GAAP net loss of $(16.5) million in the second quarter of 2021. GAAP net loss per basic share was $(0.18) in the second quarter of 2022 as compared with GAAP net loss per basic share of $(0.13) in the second quarter of 2021. Non-GAAP net loss was $(4.7) million in the second quarter of 2022 compared with non-GAAP net income of $4.6 million in the second quarter of 2021. Our non-GAAP net loss per basic and diluted share was $(0.04) in the second quarter of 2022 as compared with non-GAAP net income per basic share of $0.04 and non-GAAP net income per diluted share of $0.03 in the second quarter of 2021. Adjusted EBITDA Adjusted EBITDA loss was $(1.9) million in the second quarter of 2022, compared with $7.3 million in the second quarter of 2021. We define adjusted EBITDA as net income (loss) adjusted for stock-based compensation expense; depreciation and amortization; interest expense; other (income) expense, net; income tax (benefit) provision; and if applicable, other noncash transactions. Cash Flow and Balance Sheet Cash, cash equivalents, and marketable securities were approximately $667.6 million at the end of the second quarter of 2022. © 2022 Upwork Inc. 15

Guidance We are guiding third-quarter 2022 revenue to be between $156 million and $158 million, which is 23% year-over-year growth at the midpoint. The lower quarter-over-quarter growth that we are guiding for the third quarter reflects some softening seasonal and macroeconomic trends that we observed in the second quarter. These include lower client acquisition and retention rates, particularly in Europe and from small- and medium-sized businesses. We are increasing our full-year 2022 revenue guidance to between $612 million and $617 million, which is 22% year-over-year growth at the midpoint. The increase in our annual guidance is primarily driven by: 1) an increase in our Ukraine-related revenue forecast in the second half of 2022, 2) the strong results in the second quarter, and 3) higher revenue forecast in the second half of 2022 from the changes to our pricing structure. This increase is partially offset by an estimated $10-$15 million reduction in revenue due to the potential impact of the above-mentioned softening trends on our business in the second half of 2022, which we have reflected in our full-year 2022 revenue guidance. We expect third-quarter 2022 adjusted EBITDA to be a loss of between $(7) million and $(9) million. In the third quarter we expect to invest approximately $20 million in brand marketing and continue to expect to invest approximately $80 million in 2022. We are also providing updated full-year 2022 adjusted EBITDA guidance of a loss of between $(10) million and $(14) million. Additionally, we are targeting being adjusted EBITDA positive on an annual basis starting in 2023 and thereafter are aiming to increase our adjusted EBITDA margin by a few hundred basis points per year as we progress toward our previously communicated long-term target of an adjusted EBITDA margin of 30%-35%. We expect third-quarter 2022 non-GAAP basic loss per share to be between $(0.06) and $(0.08) and basic weighted-average shares outstanding in the range of 130 million to 132 million. For full-year 2022, we expect non-GAAP basic loss per share to be between $(0.15) and $(0.17) and basic weighted-average shares outstanding in the range of 129 million to 133 million. We have not reconciled our adjusted EBITDA guidance to GAAP net income (loss), non-GAAP diluted EPS to GAAP diluted EPS, or non-GAAP basic loss per share to GAAP basic loss per share because certain items that impact GAAP net income (loss), GAAP diluted EPS, and GAAP basic loss per share are uncertain or out of our control and cannot be reasonably predicted. In particular, stock-based compensation expense is impacted by the future fair market value of our common stock and other factors, all of which are difficult to predict, subject to frequent change, or not within our control. The actual amount of these expenses during 2022 will have a significant impact on our future GAAP financial results. Accordingly, a reconciliation of adjusted EBITDA to net income (loss), non-GAAP basic loss per share to GAAP basic loss per share, and non-GAAP diluted EPS to GAAP diluted EPS is not available without unreasonable effort. Q3 2022 Guidance FY 2022 Guidance Revenue $156 million - $158 million $612 million - $617 million Adjusted EBITDA $(7) million - $(9) million $(10) million - $(14) million Basic weighted-average shares outstanding 130 million - 132 million 129 million - 133 million Non-GAAP basic and diluted loss per share $(0.06) - $(0.08) $(0.15) - $(0.17) © 2022 Upwork Inc. 16

Q2 2022 Conference Call and Webcast Upwork will host a conference call today, July 27, 2022, at 2 p.m. Pacific Time/5 p.m. Eastern Time to discuss the company’s second-quarter 2022 financial results. An audio webcast archive will be available following the live event for approximately one year at investors.upwork.com. We use our Investor Relations website (investors.upwork.com), our blog (upwork.com/blog), our Twitter handle (twitter.com/Upwork), and Hayden Brown’s Twitter handle (twitter.com/hydnbrwn) and LinkedIn profile (linkedin.com/in/haydenlbrown) as a means of disseminating or providing notification of, among other things, news or announcements regarding our business or financial performance, investor events, press releases, and earnings releases and as a means of disclosing material nonpublic information and for complying with our disclosure obligations under Regulation FD. The content of our websites and information that we may post on or provide to online and social media channels, including those mentioned above, and information that can be accessed through our websites or these online and social media channels are not incorporated by reference into this press release or in any report or document we file with the SEC, and any references to our websites or these online and social media channels are intended to be inactive textual references only. Thank you, Hayden Brown President & CEO Jeff McCombs CFO © 2022 Upwork Inc. 17

UPWORK INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except for per share data) (Unaudited) Three Months Ended June 30, Six Months Ended June 30, 2022 2021 2022 2021 Revenue Marketplace $ 144,325 $ 114,460 $ 273,750 $ 219,130 Managed services 12,573 9,721 24,485 18,670 Total revenue 156,898 124,181 298,235 237,800 Cost of revenue 40,857 33,083 78,773 63,524 Gross profit 116,041 91,098 219,462 174,276 Operating expenses Research and development 35,830 28,124 73,991 54,737 Sales and marketing 63,283 45,817 120,925 85,421 General and administrative 33,324 32,355 62,465 55,886 Provision for transaction losses 6,652 1,197 8,781 2,324 Total operating expenses 139,089 107,493 266,162 198,368 Loss from operations (23,048) (16,395) (46,700) (24,092) Interest expense 1,120 110 2,245 309 Other (income) expense, net (375) 17 (443) (61) Loss before income taxes (23,793) (16,522) (48,502) (24,340) Income tax provision (27) (16) (56) (33) Net loss $ (23,820) $ (16,538) $ (48,558) $ (24,373) Net loss per share, basic and diluted $ (0.18) $ (0.13) $ (0.37) $ (0.19) Weighted-average shares used to compute net loss per share, basic and diluted 130,061 126,742 129,707 126,011 © 2022 Upwork Inc. 18

UPWORK INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands) (Unaudited) June 30, 2022 December 31, 2021 ASSETS Current assets Cash and cash equivalents $ 135,370 $ 187,205 Marketable securities 532,258 497,566 Funds held in escrow, including funds in transit 188,445 160,813 Trade and client receivables, net 69,858 66,826 Prepaid expenses and other current assets 18,374 17,243 Total current assets 944,305 929,653 Property and equipment, net 20,823 21,329 Goodwill 118,219 118,219 Operating lease asset 9,164 10,682 Other assets, noncurrent 1,503 1,178 Total assets $ 1,094,014 $ 1,081,061 LIABILITIES AND STOCKHOLDERS’ EQUITY Current liabilities Accounts payable $ 5,281 $ 4,996 Escrow funds payable 188,445 160,813 Accrued expenses and other current liabilities 45,678 45,742 Deferred revenue 23,983 22,083 Total current liabilities 263,387 233,634 Debt, noncurrent 562,780 561,299 Operating lease liability, noncurrent 14,044 16,753 Other liabilities, noncurrent 7,484 9,858 Total liabilities 847,695 821,544 Stockholders’ equity Common stock 13 13 Additional paid-in capital 550,711 511,096 Accumulated other comprehensive loss (4,783) (528) Accumulated deficit (299,622) (251,064) Total stockholders’ equity 246,319 259,517 Total liabilities and stockholders’ equity $ 1,094,014 $ 1,081,061 © 2022 Upwork Inc. 19

UPWORK INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2022	2021	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:				
Net loss	$ (23,820)	$ (16,538)	$ (48,558)	$ (24,373)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:				
Provision for transaction losses	6,391	1,006	8,310	1,907
Depreciation and amortization	2,016	2,554	4,025	5,748
Amortization of debt issuance costs	741	20	1,481	39
Amortization of premium of purchases of marketable securities, net	263	12	800	22
Amortization of operating lease asset	767	863	1,518	1,774
Tides Foundation common stock warrant expense	187	187	375	375
Stock-based compensation expense	18,980	13,534	35,715	24,760
Impairment expense	—	7,389	—	7,389
Changes in operating assets and liabilities:				
Trade and client receivables	(13,851)	(11,251)	(10,861)	(16,835)
Prepaid expenses and other assets	188	(1,329)	(1,206)	(2,871)
Operating lease liability	(1,322)	(460)	(2,614)	(861)
Accounts payable	(870)	(3,372)	280	2,168
Accrued expenses and other liabilities	9,269	6,018	(3,465)	(273)
Deferred revenue	615	1,911	2,278	3,451
Net cash provided by (used in) operating activities	(446)	544	(11,922)	2,420
CASH FLOWS FROM INVESTING ACTIVITIES:				
Purchases of marketable securities	(71,099)	(8,991)	(231,350)	(29,967)
Proceeds from maturities of marketable securities	84,973	33,500	191,607	64,500
Purchases of property and equipment	(409)	(264)	(602)	(334)
Internal-use software and platform development costs	(1,591)	(1,283)	(2,824)	(3,581)
Net cash provided by (used in) investing activities	11,874	22,962	(43,169)	30,618
CASH FLOWS FROM FINANCING ACTIVITIES:				
Changes in escrow funds payable	(7,934)	3,680	27,632	30,040
Proceeds from exercises of stock options	556	3,130	1,044	5,727
Proceeds from employee stock purchase plan	2,462	2,688	2,462	2,688
Repayment of debt	—	(1,893)	—	(3,786)
Net cash provided by (used in) financing activities	(4,916)	7,605	31,138	34,669
NET CHANGE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH	6,512	31,111	(23,953)	67,707
Cash, cash equivalents, and restricted cash—beginning of period	321,593	269,059	352,058	232,463
Cash, cash equivalents, and restricted cash—end of period	$ 328,105	$ 300,170	$ 328,105	$ 300,170

© 2022 Upwork Inc.
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The following table reconciles cash, cash equivalents, and restricted cash as reported in the condensed consolidated balance sheets to the total of the same amounts shown in the condensed consolidated statements of cash flows as of the following (in thousands): June 30, 2022 December 31, 2021 Cash and cash equivalents $ 135,370 $ 187,205 Restricted cash 4,290 4,040 Funds held in escrow, including funds in transit 188,445 160,813 Total cash, cash equivalents, and restricted cash as shown in the condensed consolidated statement of cash flows $ 328,105 $ 352,058 © 2022 Upwork Inc. 21

UPWORK INC. COST OF REVENUE AND GROSS MARGIN (In thousands, except percentages) (Unaudited) Three Months Ended June 30, Six Months Ended June 30, 2022 2021 Change 2022 2021 Change Cost of revenue $ 40,857 $ 33,083 $ 7,774 23.% $ 78,773 $ 63,524 $ 15,249 24 % Components of cost of revenue: Cost of talent services to deliver managed services 9,271 7,796 1,475 19.% 18,231 15,003 3,228 22 % Other components of cost of revenue 31,586 25,287 6,299 25.% 60,542 48,521 12,021 25 % Total gross margin 74% 73% 74% 73% © 2022 Upwork Inc. 22

UPWORK INC.
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(In thousands, except for percentages and share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2022	2021	2022	2021
Net Loss	$ (23,820)	$ (16,538)	$ (48,558)	$ (24,373)
Add back (deduct):				
Stock-based compensation expense	18,980	13,534	35,715	24,760
Depreciation and amortization	2,016	2,554	4,025	5,748
Interest expense	1,120	110	2,245	309
Other (income) expense, net	(375)	17	(443)	(61)
Income tax provision	27	16	56	33
Tides Foundation common stock warrant expense	187	187	375	375
Impairment expense	—	7,389	—	7,389
Humanitarian response efforts	—	—	4,287	—
Adjusted EBITDA	$ (1,865)	$ 7,269	$ (2,298)	$ 14,180
Cost of revenue, GAAP	$ 40,857	$ 33,083	$ 78,773	$ 63,524
Stock-based compensation expense	(347)	(179)	(586)	(380)
Humanitarian response efforts	—	—	(89)	—
Cost of revenue, Non-GAAP	40,510	32,904	78,098	63,144
As a percentage of total revenue, GAAP	*26 %*	*27 %*	*26 %*	*27 %*
As a percentage of total revenue, Non-GAAP	*26 %*	*26 %*	*26 %*	*27 %*
Gross profit, GAAP	$ 116,041	$ 91,098	$ 219,462	$ 174,276
Stock-based compensation expense	347	179	586	380
Humanitarian response efforts	—	—	89	—
Gross profit, Non-GAAP	116,388	91,277	220,137	174,656
Gross margin, GAAP	*74 %*	*73 %*	*74 %*	*73 %*
Gross margin, Non-GAAP	*74 %*	*74 %*	*74 %*	*73 %*
Research and development, GAAP	$ 35,830	$ 28,124	$ 73,991	$ 54,737
Stock-based compensation expense	(6,565)	(3,988)	(12,180)	(7,285)
Humanitarian response efforts	—	—	(2,653)	—
Research and development, Non-GAAP	29,265	24,136	59,158	47,452
As a percentage of total revenue, GAAP	*23 %*	*23 %*	*25 %*	*23 %*
As a percentage of total revenue, Non-GAAP	*19 %*	*19 %*	*20 %*	*20 %*
Sales and marketing, GAAP	$ 63,283	$ 45,817	$ 120,925	$ 85,421

© 2022 Upwork Inc.
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Stock-based compensation expense	(2,663)	(1,613)	(4,928)	(2,891)
Humanitarian response efforts	—	—	(260)	—
Sales and marketing, Non-GAAP	60,620	44,204	115,737	82,530
As a percentage of total revenue, GAAP	*40 %*	*37 %*	*41 %*	*36 %*
As a percentage of total revenue, Non-GAAP	*39 %*	*36 %*	*39 %*	*35 %*
General and administrative, GAAP	$ 33,324	$ 32,355	$ 62,465	$ 55,886
Stock-based compensation expense	(9,405)	(7,754)	(18,021)	(14,204)
Amortization of intangible assets	—	—	—	(667)
Tides Foundation common stock warrant expense	(187)	(187)	(375)	(375)
Impairment expense	—	(7,389)	—	(7,389)
Humanitarian response efforts	—	—	(1,285)	—
General and administrative, Non-GAAP	23,732	17,025	42,784	33,251
As a percentage of total revenue, GAAP	*21 %*	*26 %*	*21 %*	*24 %*
As a percentage of total revenue, Non-GAAP	*15 %*	*14 %*	*14 %*	*14 %*
Total operating expenses, GAAP	$ 139,089	$ 107,493	$ 266,162	$ 198,368
Stock-based compensation expense	(18,633)	(13,355)	(35,129)	(24,380)
Amortization of intangible assets	—	—	—	(667)
Tides Foundation common stock warrant expense	(187)	(187)	(375)	(375)
Impairment expense	—	(7,389)	—	(7,389)
Humanitarian response efforts	—	—	(4,198)	—
Total operating expenses, Non-GAAP	120,269	86,562	226,460	165,557
As a percentage of total revenue, GAAP	*89 %*	*87 %*	*89 %*	*83 %*
As a percentage of total revenue, Non-GAAP	*77 %*	*70 %*	*76 %*	*70 %*
Loss from operations, GAAP	$ (23,048)	$ (16,395)	$ (46,700)	$ (24,092)
Stock-based compensation expense	18,980	13,534	35,715	24,760
Amortization of intangible assets	—	—	—	667
Tides Foundation common stock warrant expense	187	187	375	375
Impairment expense	—	7,389	—	7,389
Humanitarian response efforts	—	—	4,287	—
Income (loss) from operations, Non-GAAP	(3,881)	4,715	(6,323)	9,099
Net loss, GAAP	$ (23,820)	$ (16,538)	$ (48,558)	$ (24,373)
Stock-based compensation expense	18,980	13,534	35,715	24,760
Amortization of intangible assets	—	—	—	667
Tides Foundation common stock warrant expense	187	187	375	375
Impairment expense	—	7,389	—	7,389
Humanitarian response efforts	—	—	4,287	—
Net income (loss), Non-GAAP	(4,653)	4,572	(8,181)	8,818

© 2022 Upwork Inc.

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Weighted-average shares outstanding used in computing earnings (loss) per share, GAAP Basic (in millions) 130.1 126.7 129.7 126.0 Basic loss per share, GAAP $ (0.18) $ (0.13) $ (0.37) $ (0.19) Weighted-average shares outstanding used in computing earnings (loss) per share, Non-GAAP Basic (in millions) 130.1 126.7 129.7 126.0 Diluted (in millions) 130.1 134.0 129.7 134.2 Basic earnings (loss) per share, Non-GAAP $ (0.04) $ 0.04 $ (0.06) $ 0.07 Diluted earnings (loss) per share, Non-GAAP $ (0.04) $ 0.03 $ (0.06) $ 0.07 © 2022 Upwork Inc. 25

About Upwork Upwork is the world’s work marketplace. We serve everyone from one-person startups to over 30% of the Fortune 100 with a powerful, trust-driven platform that enables companies and talent to work together in new ways that unlock their potential. Our talent community earned over $3.3 billion on Upwork in 2021 across more than 10,000 skills in categories including website & app development, creative & design, customer support, finance & accounting, consulting, and operations. Learn more at upwork.com and join us on LinkedIn, Twitter, Facebook, Instagram, and TikTok. Contact: Evan Barbosa Investor Relations investor@upwork.com Safe Harbor Statement This shareholder letter includes forward-looking statements, which are statements other than statements of historical facts, and statements in the future tense. These statements include, but are not limited to, statements regarding the future performance of Upwork and its market opportunity, including expected financial results for the third quarter and full year of 2022, expectations regarding the impact of the Russian invasion of Ukraine and our decision to suspend our business operations in Russia and Belarus and the COVID-19 pandemic on our business and industry, and expectations for capturing market share and regarding the changing landscape of work, as well as statements regarding our planned investments to support growth. Accordingly, actual results could differ materially or such uncertainties could cause adverse effects on our results. Forward-looking statements are based upon various estimates and assumptions, as well as information known to Upwork as of the date of this shareholder letter, and are subject to risks and uncertainties, including but not limited to: the impact of the ongoing Russian invasion of Ukraine, our decision to suspend our business operations in Russia and Belarus, and the COVID-19 pandemic on our business and global economic conditions; the impact, severity, and duration of safety measures put in place to mitigate the impact of the COVID-19 pandemic; our ability to attract and retain a community of talent and clients; our limited operating history under our current business strategy and pricing model; our focus on the long term and our investments in sustainable, profitable growth; our ability to develop and release new products and services, and develop and release successful enhancements, features, and modifications to our existing products and services; the impact of new and existing laws and regulations; our ability to generate revenue from our marketplace offerings and the effects of fluctuations in our level of client spend retention; our ability to develop, maintain, and enhance our brand and reputation cost-effectively; competition; challenges to contractor classification or employment status of talent on our work marketplace; the possibility that the market for © 2022 Upwork Inc. 26

Safe Harbor Statement (Cont.) talent and the services they offer will develop more slowly than we expect; user circumvention of our work marketplace; our ability to sell to large enterprise and clients with larger, longer-term independent talent needs; the success of our investments in our Enterprise sales organization and our related marketing efforts, and expectations for the ability for Enterprise sales to drive incremental revenue and GSV growth; changes in the amount and mix of services facilitated through our work marketplace from period to period; the success of our investments in brand marketing and the growth of our sales team; changes in our level of investment in sales and marketing, research and development, and general and administrative expenses, and our hiring plans for sales personnel; the market for information technology; future changes to our pricing model; payment and fraud risks; security breaches; privacy; litigation and related costs; changes in management; and other general market, political, economic, and business conditions. Actual results could differ materially from those predicted or implied, and reported results should not be considered as an indication of future performance. Additionally, these forward-looking statements, particularly our guidance, involve risks, uncertainties, and assumptions, including those related to the impacts of the Russian invasion of Ukraine and our decision to suspend our business operations in Russia and Belarus and the COVID-19 pandemic on our clients’ spending decisions. Significant variation from the assumptions underlying our forward-looking statements could cause our actual results to vary, and the impact could be significant. Additional risks and uncertainties that could affect our financial results are included under the caption “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the SEC on February 15, 2022, our Quarterly Report on Form 10-Q for the three months ended March 31, 2022, filed with the SEC on April 27, 2022, and our other SEC filings, which are available on the Investor Relations page of our website at investors.upwork.com and on the SEC website at www.sec.gov. Additional information will also be set forth in our Quarterly Report on Form 10-Q for the three months ended June 30, 2022, when filed. All forward-looking statements contained herein are based on information available to us as of the date hereof, and we do not assume any obligation to update these statements as a result of new information or future events. Undue reliance should not be placed on the forward-looking statements in this shareholder letter. These statements are based on information available to Upwork on the date hereof, and Upwork assumes no obligation to update such statements. © 2022 Upwork Inc. 27

Non-GAAP Financial Measures To supplement our condensed consolidated financial statements, which are prepared in accordance with GAAP, we present non-GAAP cost of revenue (and as a percentage of revenue), non-GAAP gross profit (and as a percentage of revenue), non-GAAP operating expenses (total and each line item, and total and each non-GAAP operating expense item as a percentage of revenue), non-GAAP income (loss) from operations, non-GAAP net income (loss) (and on a per share basis), non-GAAP gross margin, and adjusted EBITDA in this shareholder letter. Our use of non-GAAP financial measures has limitations as an analytical tool, and these measures should not be considered in isolation or as a substitute for analysis of financial results as reported under GAAP. We use these non-GAAP financial measures in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including in the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance. These measures provide consistency and comparability with past financial performance, facilitate period-to-period comparisons of core operating results, and also facilitate comparisons with other peer companies, many of which use similar non-GAAP financial measures to supplement their GAAP results. In addition, adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance. We exclude the following items from one or more of our non-GAAP financial measures: stock-based compensation expense (non-cash expense calculated by companies using a variety of valuation methodologies and subjective assumptions), depreciation and amortization (non-cash expense), interest expense, other (income) expense, net, income tax (benefit) provision, and, if applicable, other non-cash transactions. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, (1) stock-based compensation expense has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy, (2) although depreciation and amortization expense are non-cash charges, the assets subject to depreciation and amortization may have to be replaced in the future, and adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements, and (3) adjusted EBITDA does not reflect: (a) changes in, or cash requirements for, our working capital needs; (b) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; (c) tax payments that may represent a reduction in cash available to us; (d) expense from our common stock warrant issued to the Tides Foundation, which is recurring and will be reflected in our financial results for the foreseeable future; or (e) certain incremental expenses associated with our humanitarian response efforts in response to Russia’s invasion of Ukraine, as these expenses are not representative of our ongoing operations. The non-GAAP measures we use may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes. We compensate for these limitations by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures. A reconciliation of these non-GAAP measures has been provided in the financial statement tables included in this shareholder letter, and investors are encouraged to review the reconciliation. © 2022 Upwork Inc. 28